Exhibit 99.1

CORPORATE PARTICIPANTS

David Ng Broadridge Financial Solutions, Inc. - Managing Director of IR

Rich Daly Broadridge Financial Solutions, Inc. - President & CEO

Mike Liberatore Broadridge Financial Solutions, Inc. - Acting Principal Financial Officer

CONFERENCE CALL PARTICIPANTS

Niamh Alexander Keefe, Bruyette & Woods - Analyst

David Togut Evercore Partners - Analyst

Chris Donat Sandler O’Neill & Partners - Analyst

George Mihalos Credit Suisse - Analyst

Peter Heckmann Avondale Partners - Analyst

Tien-Tsin Huang JPMorgan Chase & Co. - Analyst

PRESENTATION

Operator

Good morning. My name is Janeishia and I will be your conference facilitator. At this time, I would like to welcome everyone to the Broadridge Financial Solutions’ third-quarter FY14 earnings conference call. I would like to inform you that this call is being recorded.

(Operator Instructions)

I will now turn the conference over to David Ng, Managing Director Investor Relations. Please go ahead, sir.

David Ng - Broadridge Financial Solutions, Inc. - Managing Director of IR

Thank you. Good morning, everyone, and welcome the Broadridge quarterly earnings call and webcast for the third quarter of fiscal 2014. This morning I’m here with Rich Daly, our President and Chief Executive Officer, and Mike Liberatore, our Acting Principal Financial Officer.

By now I hope that everyone has had the opportunity to review the earnings release that we issued this morning. The news release and slide presentation that accompany today’s earnings call and webcast will be found on the investor relations page at www.broadridge.com.

During today’s conference call, we’ll discuss some forward-looking statements regarding Broadridge that involves risks. These risks are summarized on slide 1 and we encourage participants to refer to our SEC filing including our annual report on Form 10-K for a complete discussion of forward-looking statements and the risk factors faced by our business.

Our non-GAAP fiscal year ’14 earnings results exclude the impact of acquisitions and amortization and other costs. These costs are significant and we believe that non-GAAP information provides investors with a more complete understanding of Broadridge’s underlying operating results. A description of these non-GAAP adjustments and reconciliations to the comparable GAAP measures can be found in the earnings release.

Now let’s turn to slide 2 and review today’s agenda. Rich Daly will start today’s call with his opening remarks and will provide you with a summary of the financial highlights for the third quarter and year-to-date FY14, followed by a discussion of a few key topics. Mike Liberatore will then review the financial results in further detail. Rich will then provide some closing thoughts before the Q&A portion of the call. I’ll turn the call over to Rich. Rich?

Rich Daly - Broadridge Financial Solutions, Inc. - President & CEO

Thanks, David, and good morning, everyone. Let’s start on slide 3 with the key points we hope you will take away from this call.

First, we delivered another quarter of record results, led by net new business, referred to as recurring revenue closed sales, less clients losses, combined with favorable market conditions that continue to provide a slight tailwind. We are executing against our long-term strategy, further strengthening our positioning as a key provider of mission critical solutions to the financial services firms that reduce our clients’ non-differentiated costs and enhance their ability to drive growth.

Second, we are reaffirming our guidance ranges for the year and we expect our revenue and EPS results to be in the upper half of their respective ranges. We are well into our seasonally strongest and most predictable quarter. And the momentum in both businesses, coupled with record results to date, provide a solid foundation as we begin setting our financial and operating targets for fiscal year 2015.

Third, in our seven years as a public company, our confidence in our business is higher today than it has ever been. Broadridge’s focus has always been on controlling what we can control and taking actions to drive our growth. Our execution on this front is resulting in growth and meaningful contributions from both of our business segments, including emerging and acquired product solutions, exceptional client revenue retention and a growing and robust sales pipeline.

Of course, favorable market conditions have helped Broadridge’s overall results this year. We are taking advantage of our very strong performance this year to increase our investment in the opportunities we see resulting from the three macro trends which we believe are both disruptive and transformative to the industry.

Lastly, our strong free cash flow generation allows us to maintain our effective capital stewardship program which prioritizes paying a meaningful dividend, reinvesting in our business, including strategic tuck-in acquisitions and opportunistic share repurchases, all while maintaining our investment grade credit rating. We did repurchase approximately 540,000 shares to offset dilution this past quarter. All of this gives us more confidence than ever in our belief that we will be able to deliver sustainable top quartile stockholder returns for years to come.

Now let’s turn to slide number 4 and talk about the quarter’s financial results. Our strong operational and financial performance continued in the third quarter. Recurring revenues were up 9%, reflecting a combination of solid increases in both net new business and internal growth as a result of market conditions that remain favorable. Year-to-date recurring revenue is also up a strong 9%. As you know, Broadridge’s recurring revenue model provides sustainable operating leverage.

Non-GAAP diluted earnings per share increased 13% to $0.44. Year-to-date non-GAAP diluted earnings per share was up 46% to $1.08. The primary drivers of the EPS growth were recurring revenue and operating leverage, coupled with improved productivity.

Our strategic tuck-in acquisition strategy continues to add to our growth. During the quarter, we announced the acquisition of Emerald Connect, a leading provider of solutions-based marketing tools that support financial professionals in their efforts to retain clients, generate new business and build their brands. Combining Emerald with Forefield, an acquisition we made in fiscal year 2011, creates the industry’s leading financial advisor client communications solution.

Combined, it is a leading portfolio of solutions to support advisors in effectively marketing and building their practices with current and potential clients. This is a great fit and differentiator for our Communication Solutions. We expect Emerald to be neutral to earnings in fiscal year 2014 on a non-GAAP basis, as we continue to integrate it into Broadridge and to begin to be accretive to earnings in fiscal year 2015. Emerald is just the latest example of a successful strategic tuck-in acquisition.

Earlier in the year we acquired Bonaire Software Solutions, a leading provider of revenue and expense management solutions for the asset management community. To date, Bonaire is performing better than we expected it would. We are very pleased with this transaction and the opportunities it has brought to Broadridge.

I mentioned earlier that we are very confident in the prospects for our business and as a result, we are reaffirming our guidance in FY14. Within that, we anticipate being in the upper half of the range for both revenue and EPS. Based on current views, we expect to achieve non-GAAP diluted earnings per share of at least 17%, which when combined with our strong cash flow and capital stewardship program, meets our goals of creating and in this year exceeding top quartile returns for our stockholders. Importantly, we’re able to meet this goal while also increasing our investment to maximize our benefits from the trends of digitalization, cost mutualization and big data, where we continue to see significant growth opportunities.

On our call last quarter, we spoke about increasing fiscal year 2014 investment to $28 million. We are increasing this investment by a $5 million for a total fiscal year investment of $33 million. Our strong performance has given us the opportunity to invest more into our long-term growth. Mike will have more to say regarding these investments in a few minutes.

Let’s now turn to slide 5, our closed sales performance. Overall, we continue to be pleased by the growth of our recurring revenue sales pipeline where we see opportunities for additional business in both of our operating segments. Net new business is the leading revenue driver of recurring revenue growth and we expect that this will continue in fiscal year 2015 and thereafter.

For the quarter, recurring revenue closed sales were flat at $24 million. Year-to-date recurring revenue closed sales are up 5% to $62 million. Emerging and acquired product solutions are becoming an increasingly important aspect of our growth strategy. In the third quarter, emerging and acquired product solutions made up more than 46% of the recurring closed revenues booked in the period and we expect this to represent 50% of recurring closed revenues for the year.

It is also important to remember that our success on the emerging and acquired product solutions front does not depend on a single major solution propelling the business forward. It is the collective growth of a number of solutions, all focused on meeting the evolving needs of our clients that will continue to drive emerging and acquired and recurring revenue closed sales. By diversifying our product solutions portfolio, we continue to expand our capabilities as the backbone of the financial markets and to increase our ability to successfully adapt to market conditions.

There were no transactions of $5 million or more that closed in the quarter. We continue to aggressively pursue all the opportunities in front of us, and remain committed to, and confident in our ability to execute. So as we enter our strongest sales quarter, we expect to close at least one large transaction and would be disappointed if that did not happen.

We provide mission critical solutions to our clients and their needs continue to evolve and grow, driven by the long-term drivers I mentioned earlier. As clients’ needs increase or change, we are well-positioned to meet them with trusted, industry-leading solutions. Factoring at least one large transaction greater than $5 million, we are reaffirming our fiscal year 2014 recurring revenue closed sales guidance of $110 million to $150 million.

Developing and acquiring solutions that enhance our stability and drive our growth is a strategy that has benefited us across the market cycles, including managing through the financial crisis. We are not changing our mindset going forward. Our solutions address two client needs. Reducing non-differentiated spending and providing solutions that enhance our clients’ revenue growth.

We will continue to create new products that expand our solutions in these areas, and through this effort further strengthen our position in the marketplace and generate additional net new business momentum. Now I’ll turn the call over to Mike who will go into more detail about the quarterly financial results.

Mike Liberatore - Broadridge Financial Solutions, Inc. - Acting Principal Financial Officer

Thanks, Rich. Let’s move to slide 6, our key financial drivers. Before I get into the details on this slide, I’d like to first provide an update on our investment spend. On the last call, we shared that we are investing $28 million this fiscal year into our future growth aligned with the three key macro trends. We have decided to increase this amount by $5 million for a revised total of $33 million which equates to about $0.17 on a diluted share basis.

This $33 million is expected to be incurred across the businesses as follows: $14 million in the Security Processing Solutions segment, $12 million in the Investor Communications Solutions segment and the remaining $7 million to be incurred at Corporate as certain investments are expected to benefit both segments.

Year-to-date, we have spent approximately $9 million of the $33 million, leaving the remaining amount to be spent in Q4. Last call, we also shared that we are projecting that approximately $10 million will be incorporated into our ongoing expense run rate for fluid and sales capability investments. This projection has not changed.

Now, turning your attention to the first yellow stripe on the page, our recurring revenue growth for the quarter and year-to-date is 9%. Contributions from net new business and acquisitions totaled 5 points, which came in as expected and we’re on track to meet our full-year guidance. The Emerald acquisition, which closed in February after the last earnings call, is not expected to have a meaningful impact on our financial results this fiscal year as we integrate this tuck-in acquisition.

Internal growth led by market based activities came in slightly stronger than expected for the quarter. I’ll discuss the components of these activities when I get into the segment slides, but, big picture, we are trending toward the upper end of the 2% to 3% internal growth range for the full year. Let’s move to the next yellow stripe; total revenue growth. As a result of the strength of recurring revenue I just outlined, we also expect to achieve the higher end of the 4% to 5% guidance range for FY14.

In terms of our non-GAAP EBIT margins, for Q3 year-to-date and the full year expectation, we have been benefiting and expect to continue to benefit from both higher revenue, reflecting the scalability of our businesses and planned productivity increases from strategic initiatives. Overall, we are expecting a 170 to 230 basis point margin improvement over the prior year non-GAAP results. This strong margin improvement is inclusive of the impact of the $33 million of investments. If you were to exclude the impact of these investments, our expected non-GAAP margins would reflect additional improvements of 130 basis points above the low and high end of the guidance.

As Rich mentioned, our exceptional year-to-date results provide us with the confidence that we’ll achieve the upper half of our full year diluted non-GAAP EPS guidance range of $2.15 to $2.25, especially as we progress through our most predictable fiscal quarter. We are pleased that we can achieve the upper half of our guidance range and also increase our investments in future growth.

Let’s move into the segments, starting with Investor Communications on slide 7. As we approach year end, we are confident that ICS will achieve or even slightly exceed the higher end of the full-year recurring revenue guidance range led by net new business and our two recent acquisitions, Bonaire and Emerald. As a reminder, any pending or future acquisitions are not incorporated into our guidance until the deal is signed and closed. Accordingly, Emerald was not factored into the guidance that we provided last quarter. We are expecting Emerald to add 1 point of recurring revenue growth to ICS this year and about 2 points of growth next year.

Our market-based and event-driven activities in aggregate are tracking to our full-year guidance. We are seeing higher than expected equity stock record growth as we are better than two-thirds of the way through the proxy season. This is partially offset by lower post-sale activity. If you recall, we saw very strong post-sale fulfillment volumes in the second half of ’13, particularly in the fourth quarter, so year-over-year it is a tough compare. Our event-driven proxy activity consists here of both equity specialty contests and mutual funds remains in line with our guidance.

Turning the focus to ICS EBIT performance, our full-year expectation of 110 to 140 basis points of margin improvement remains intact. We are expecting Emerald to be neutral on a non-GAAP basis in fiscal ’14 and be accretive on both a GAAP and non-GAAP basis thereafter. Also ICS’s Q3 margins include the impact of approximately $4 million of a $33 million investment spend I mentioned earlier. Excluding these investments, ICS’s Q3 margin would have been approximately 100 basis points better than reported demonstrating continued scale and operating leverage of the business.

Now let’s turn to slide 8 which highlights the SPS business. We are reaffirming a full-year recurring revenue guidance of 4% to 5% led predominantly by net new business. The contribution from net new business is a prime example of what Rich referred to earlier about expanding our solutions and strengthening our position in the marketplace to create momentum. Going forward, we expect net new business will continue to be a key driver in SPS’s growth.

Our equity trading activity driven by favorable market conditions remains strong through the third quarter with year-to-date return growth averaging 16% volumes, well above our expectations. With that said, it is possible that SPS could generate a point of revenue growth from trading and other internal growth activities by fiscal year end. Finally, year-to-date margins were also very strong at 20%, representing over 800 basis point improvement as SPS continues to remain focused on executing its strategy of being a sustainable top and bottom line contributor.

We are still anticipating finishing the year in line with our margin expectations of 17% to 18% as the fourth quarter will be impacted by two items. First, SPS’s portion of the $33 million investment spend of which $11 million is projected to be spent in the fourth quarter. And two, the impact of a planned consolidation of one of our product lines.

Before turning the call back over to Rich, I’d like to add that our focus is now planning on fiscal ’15 and beyond. We look forward to providing FY15 guidance in August as we continue to drive growth and deliver value to our shareholders. Rich, back to you.

Rich Daly - Broadridge Financial Solutions, Inc. - President & CEO

Thanks, Mike. Before turning it over to all of you for your questions, let me just wrap up with a few points on slide 9.

We are pleased with our record operating results in the fiscal third quarter and in fiscal year 2014 to date. We built our presence in the market, both organically and through our tuck-in acquisitions, while maintaining our disciplined approach to maximizing efficiencies and effective stewardship of our strong free cash flow. The result has been record operating performance and a client retention rate of 98%, a testament to our reputation in the markets and ability to operate as a true partner to our clients in meeting their mission critical needs.

I said it earlier, but it bears repeating. We have growing confidence in our business and our ability to execute. Therefore, we are reaffirming guidance and expect full-year revenue and EPS to be in the upper half of the guidance range. Our focus now is on a strong finish to fiscal year 2014 and planning for continued solid performance in fiscal 2015. Our strategy remains unchanged. We will focus on leveraging the drivers within our control and not assume a continued benefit from market-based activities.

Should conditions in the markets remain favorable, they will clearly act as a tailwind for our business. They are not baked into our future plans which are entirely focused on generating consistent growth from the drivers that are within our control. Overall, we are well-positioned to deliver steady financial growth over the long-term. Our business has evolved significantly over the past several years. We’ve leveraged our expertise and unique positioning in both segments to develop and introduce the next generation of product solutions to further strengthen our existing client relationships and expand into new opportunities.

The benefits of our efforts will continue to be evident as we take our business to the next level, enhanced by this year’s meaningful investments into new growth opportunities. Combined with our capital stewardship program, we believe this will translate into substantial value creation and sustainable top quartile returns for our stockholders for years to come.

Finally, I’d like to take this opportunity to acknowledge our extraordinary and highly engaged associates. Their commitment to excellence and the service profit chain have enabled Broadridge to be what it is today. I’m extremely grateful for their efforts and I am proud to report that according to our recently completed great places to work survey, an increasing number of our associates believe that Broadridge is a great place to work.

Highly engaged associates work harder to exceed client expectations. This remains a true differentiator for Broadridge. With that, we now look forward to taking your questions. Janeshia, back to you.

QUESTION AND ANSWER

Operator

(Operator Instructions)

Niamh Alexander.

Niamh Alexander - Keefe, Bruyette & Woods - Analyst

Hi. Thanks for taking my questions and congrats on a nice little beat there. And the expense guidance or the investment guidance here you’ve raised it to $33 million from $28 million and you’ve broken it down, thank you for which areas it’s going to be spent on. But exactly what is it that you’re investing in? Is it to do with the Investor Mailbox rollout? I guess it’s in different groups, so exactly what is — what are you spending the money on?

Rich Daly - Broadridge Financial Solutions, Inc. - President & CEO

Okay, first of all, Niamh, welcome back.

Niamh Alexander - Keefe, Bruyette & Woods - Analyst

Thank you.

Rich Daly - Broadridge Financial Solutions, Inc. - President & CEO

And, so, in terms of the opportunities that we had this year, we’re pretty excited about where we are positioned in the market. So, in the Investor Communications space there’s a significant piece of this tied to our digital strategy, of which the EBIP, the SEC’s EBIP or Investor Mailbox activities is a relatively small part of that. But coming up with an overall digital solution, we had a press release going back a while where we’re working with Amazon web services to distribute data through that channel to start.

We’re going to be looking to take the technology that we’ve developed and distribute communications through other channels, because it’s clear to us that people are going to look to live their lives in a way that’s convenient for them and not in a way that’s convenient for the provider. Meaning, nobody wants to live their life by going to 100 or 50 different websites. And that’s a good example.

We have other products that we’re investing in which we think we can get to market faster and we’re taking advantage of that, both in the remainder of ICS and in SPS as well.

Niamh Alexander - Keefe, Bruyette & Woods - Analyst

Okay, fair enough. Thanks, Rich. I guess on the — you brought up the dip in the Investor Mailbox. It’s not been that long since it got approved by the SEC. So help me think about the lead time to maybe begin to see some revenue flow-through from not just implementing the EBIP but also some of the opportunities you see from that. We’re only six months past I guess the approval but is it still a couple years out or could we start to see some flow-through next year?

Rich Daly - Broadridge Financial Solutions, Inc. - President & CEO

Well, the rules are effective January 1. There’s a new rate schedule and we’ve — and I’m glad you raised this because we’ve been consistent in saying that we’ll be neutral or slightly positive. That’s where we expect to be right now in terms of the near-term activity.

But by creating a dialogue driven by the SEC around doing more digitally, that ties we believe very well into our strategy, because we’re looking to provide solutions not just for proxy and that regulated activity, but for Investor Communications overall for our clients and itt enables us to have a dialogue because of the new SEC Reg with more intensity around it, to show them just how significant our solution can be and how it can drive a better customer experience for their customers. Again, not just for proxy, but for all their communication activities. So we’re very pleased with the overall momentum and specifically as it relates to EBIP, it’s rolling out as planned.

Niamh Alexander - Keefe, Bruyette & Woods - Analyst

Okay, Rich. So when you say as planned, should we start to see some of the benefit flow through in the revenue do you think in the next year or it’s still potentially a couple of years out?

Rich Daly - Broadridge Financial Solutions, Inc. - President & CEO

We’ve eliminated in the core business over 50% of the paper for quite some time now. And this is going after the balance of the physical paper. So I view that as part of the evolution. But where our clients are being encouraged to have the effectively an investor mailbox on their platform, we’re expecting the adoption rate to move up.

So we’re having more conversations. We’re investing in more capabilities which you’ve heard about the investments made this year. And we’re pleased that we had the opportunity because of the strong results to accelerate those investments. So it’s not going to be an iPhone where everybody has to have it the next day and lines out the door. It’s going to, we believe, increase the evolution to digital and it’s going to increase it in a way that’s more reliant on Broadridge.

Niamh Alexander - Keefe, Bruyette & Woods - Analyst

Okay, fair enough. Thanks, Rich. And then lastly, if I could real quick, in the SPS segment we’re seeing fixed income fall off a little bit which is very much in line with what’s going on in the industry in terms of institutional trading activity in that department. But in the equities line, there’s some really nice growth going on in the other equity services line. Is that primarily related to the — is that flow through from the acquisition that’s you’ve made or is there any particular one item that is driving the strength there?

Rich Daly - Broadridge Financial Solutions, Inc. - President & CEO

We’re seeing our clients’ market activity improve in equities and we get a natural benefit from that.

Niamh Alexander - Keefe, Bruyette & Woods - Analyst

So other equity, it’s not the equity trading, it’s other equity services that’s up from $90 million to $114 million year-over-year, does some of the acquisition help?

Mike Liberatore - Broadridge Financial Solutions, Inc. - Acting Principal Financial Officer

That’s being driven by the net new business.

Niamh Alexander - Keefe, Bruyette & Woods - Analyst

Okay. We’ll follow up later. Thank you.

Operator

David Togut.

David Togut - Evercore Partners - Analyst

To start off with on the incremental investment, clearly the earnings strength this year gives you the opportunity to step up investment levels, but you mentioned $10 million of the $33 million will continue into next year. Does that mean we effectively have $23 million of additional leverage next year on the bottom line?

Rich Daly - Broadridge Financial Solutions, Inc. - President & CEO

Directionally, that’s an accurate statement, Dave. So as we put together the plan for next year, it’s a nice place to be where you’re dealing with a benefit versus dealing with a grow-over. At the same time, you should expect us, as we put together this plan to follow the trend we did for this year, which is we’re not going to bank on market activity. We’re going to bank on what we control.

I almost view this as being the perfect year, all right, in that we set out a plan that was within our control. We got market benefit beyond what we were planning on that enable us to raise guidance and that benefit was significant enough that it would enable us to raise guidance and at the same time invest more in the business, which then gives us a benefit as you just pointed out going into next year. So — but we are very focused on being a consistent performer so that over any multi-year period, even if there was a blip in the market, we should still be viewed as a top quartile performer.

David Togut - Evercore Partners - Analyst

Understood. So with that in mind, to the extent next year shapes up as strongly as this year, would you then take the opportunity to find additional opportunities to step up investment, i.e., sustain long-term growth as opposed to putting up a pretty big earnings out-performance?

Rich Daly - Broadridge Financial Solutions, Inc. - President & CEO

Investing money is a lot of work. Meaning we have a very disciplined process here where people have to present the business case, have to present pretty reasonable return on the investment that they’re looking to make, timetable, et cetera. So because, we, for the first time in quite some time had an opportunity, this was a year in which we probably had some things we would have liked to have done that we were managing through you that we were able to accelerate this year.

Our commitment is to create long-term shareholder value. If there’s an opportunity that enhances that and gives us more confidence in raising our revenue growth for the longer term, when the opportunity is there we’re likely very aggressively to go after that. So what I want you to hear is I’m in essence agreeing with what you’re saying but we’re not going to spend money or invest money because gee we’ve got this extra money so let’s have some fun with it. It’s a very disciplined process and from myself down there’s lots of people being held accountable to ensuring that the money we’re spending we get a return on.

David Togut - Evercore Partners - Analyst

Understood. Shifting gears over to Securities Processing, 800 basis points of EBIT margin expansion year to date. To what extent is this type of operating leverage sustainable? In other words, was this a catch up and you had some nice new business, good market activity? How should we think of operating leverage in this business looking out to FY15 and beyond?

Mike Liberatore - Broadridge Financial Solutions, Inc. - Acting Principal Financial Officer

We definitely made some productivity improvement starting with investments that we’ve — initiatives that we started in FY13. I expect these productivity improvements to remain and we would expect strong margins going forward out of that business.

Rich Daly - Broadridge Financial Solutions, Inc. - President & CEO

And Dave, I’m sorry, going back a little ways, you’ll recall that we put a really pretty hard line out there, saying that both segments were going to contribute. That’s been a big part of Broadridge’s strong performance over the recent periods. And that, whether it be through revenue growth or expense management, both segments will contribute. That remains our mindset as we go forward.

So we had planned going into this year for certain efficiencies that we drove throughout the business which we executed against. We didn’t change those plans even though pretty quickly into the year the market started giving us something that we hadn’t felt for quite some time, which was a little bit of a tailwind. Not nearly as strong as I’ve experienced over my career, but when you’ve had headwinds for so many years, it was a welcomed change. So, this year we had a combination of market benefit as well as some pretty strong expense management that took place.

David Togut - Evercore Partners - Analyst

With that in mind, can you sustain increased margins in Security Processing in FY15?

Rich Daly - Broadridge Financial Solutions, Inc. - President & CEO

That is our plan. I don’t expect it to be at the level of this year.

David Togut - Evercore Partners - Analyst

Well understood. And finally, you highlighted the strength of the sales pipeline, Rich. Can you flush out for us where you’re seeing the greatest strength in terms of new business opportunities and give us a better sense of what underlines your confidence that you’ll bring in a large signing in Q4?

Rich Daly - Broadridge Financial Solutions, Inc. - President & CEO

Okay, that’s a great question. So let’s separate the emerging and acquired activity from, I’ll call it, traditional large sales. In the emerging and acquired activity, a product like Bonaire is something that we knew was a very strong product for asset managers but its reconciliation based rules engine is so strong it’s right now a very hot discussion on things like exchange fees with all of our traditional clients. And so that became an instant strong pipeline on a newly acquired product. And that’s why we put in there it exceeded our expectations. And it’s unusual that an acquisition that early out of the gate exceeds expectations.

Now, there’s a number of products that we’re doing on the E&A side, our tax services, our TA services, our issuer services, that we’re very, very pleased with. There’s a number of activities that we’re helping our clients manage their portfolios better in the fixed income space so that their collateral management is far better, et cetera.

That’s ongoing activity and we don’t talk about it because it could be a $400,000 deal, a $500,000 deal, and it’s not press release or newsworthy for a call like this. But, it’s that E&A activity that we expect to be 50% or more of our sales activity as we go forward. And that’s been really the focus of when I say we’re taking control of our destiny and we’re executing against it.

Then you’ve got traditional activities out there, like a larger back office transaction or a larger communication transaction. Because of things like the alliance with Accenture, there’s been far more dialogues and larger back office transactions, there’s been more dialogues of BPO activity. And it’s something that clearly makes sense for our industry where many firms have the same non-differentiating costs that they’re not getting any scale or leverage out of and it gives them no benefit in the marketplace.

So, between that and then the activities around our digital, our digital activities have flushed up additional communication activities around the traditional products. Now, large deals are not over until they’re over. But we’re pretty pleased how far along some of these dialogues are and that’s why I said I would be disappointed if we didn’t do at least one large transaction this year.

David Togut - Evercore Partners - Analyst

Much appreciated, Rich. Congratulations.

Rich Daly - Broadridge Financial Solutions, Inc. - President & CEO

Thank you.

Operator

Chris Donat.

Chris Donat - Sandler O’Neill & Partners - Analyst

One clarification question: Rich, when you use the word “favorable” for market conditions, are you really talking about everything that benefits your event-driven revenues? Is that how to think about that?

Rich Daly - Broadridge Financial Solutions, Inc. - President & CEO

No, Chris. And when I use “favorable,” our focus in life is on recurring revenue. And the market transaction activity has been slightly favorable. And again, in my history of doing this for 25 years with this and our predecessor organization, we would have called this historically an anemic year. Because we always had growth and this would be viewed as low growth.

Having lived through the crisis with constant headwind and reduced volumes, and I believe I went into this in more detail in the second quarter call, where when you have transaction activity it benefits all of Broadridge. I mean, it generates more confirms, it generates more prospectuses beyond the trading activity. So we provide lots of trading support activity and so a slight increase in trading activity provides a rising tide that benefits an awful lot — well both of our segments for sure.

Chris Donat - Sandler O’Neill & Partners - Analyst

Okay. And then looking for a little color on Emerald Connect. Looking at prior acquisitions, the EBITDA margins over time get to about 30%. Is that one way to think about Emerald’s Connect. I know you said it would be accretive next year. I’m looking to see if I can try to quantify that a little bit.

Mike Liberatore - Broadridge Financial Solutions, Inc. - Acting Principal Financial Officer

We typically look for acquisitions on an EBIT margin basis to contribute better than 40%.

Chris Donat - Sandler O’Neill & Partners - Analyst

Okay, so better than 40%. But it doesn’t have —

Rich Daly - Broadridge Financial Solutions, Inc. - President & CEO

It takes time. We have to build to that.

Chris Donat - Sandler O’Neill & Partners - Analyst

Got it.

Rich Daly - Broadridge Financial Solutions, Inc. - President & CEO

This is a really neat fit as being the industry’s communication solution.

Chris Donat - Sandler O’Neill & Partners - Analyst

Right, okay. All right, thanks very much.

Operator

George Mihalos.

George Mihalos - Credit Suisse - Analyst

Congrats on the quarter.

Rich Daly - Broadridge Financial Solutions, Inc. - President & CEO

Thank you.

George Mihalos - Credit Suisse - Analyst

Wanted to parse into the guidance a little bit, very strong momentum over the first three quarters, 7% growth. You’re reiterating the 4% to 5% growth, albeit on the upper end. It would seem to me, though, that even at 5%, that would imply a pretty material deceleration in the rate of growth, low single digits. Is that all coming from caution around distribution revenue slowing down, or just want to make sure there isn’t anything else you’re seeing in terms of potentially slowing momentum.

Rich Daly - Broadridge Financial Solutions, Inc. - President & CEO

The fourth quarter is a unique quarter for us. We go into every year looking to drive more postage revenue out of the process and converting that into fee revenue. But overall we’re not interpreting this as a revenue decline. We’re just viewing it as we have very different quarters. So again, if next year was to be a repeat of this year, I for one would not be disappointed.

George Mihalos - Credit Suisse - Analyst

Okay. So it sounds like your overall momentum is continuing. There’s nothing really worrisome that you’re seeing in terms of the early trends.

Rich Daly - Broadridge Financial Solutions, Inc. - President & CEO

If this environment stayed the way it was going forward, George, I’ll be doing the Irish Jig every day.

George Mihalos - Credit Suisse - Analyst

You and me both. So let me follow up with one last question then. Your appetite for buybacks versus strategic acquisitions going forward.

Rich Daly - Broadridge Financial Solutions, Inc. - President & CEO

I’m sorry, George, repeat the question.

George Mihalos - Credit Suisse - Analyst

Apologies. In terms of capital allocation, your appetite for buybacks versus the pipeline of strategic acquisitions that you have out there.

Rich Daly - Broadridge Financial Solutions, Inc. - President & CEO

Okay. So when it comes to our capital stewardship, nothing’s changed. We pay a meaningful dividend. We’ve increased the dividend every year since we’ve been a public company. Can’t make any commitments until we do it going forward but you certainly understand what the trend is. And the Board and I will be discussing that before the August call.

As far as strategic tuck-ins, we think it’s been a real differentiator for us and it’s enabled us to have the confidence we have in creating top quartile returns as we go forward. So we like transactions that we believe are worth more under our umbrella. We like transactions that we believe can be leveraged by our distribution channel, and Bonaire has proven to be a very, very good example of leveraging the distribution channel into spaces they we’re never in before. And so we don’t see that changing and we don’t think you should see that changing.

We have committed that we do not want our shareholders to be diluted by equity comp. So you should expect us to do that on a consistent basis. And if for some reason we were to build some cash and not have strategic tuck-ins that we found attractive because of our very high criteria of doing a transaction or not, we would always look for a time to opportunistically buy back rather than building cash. And given our confidence in the future, it’s not really that difficult to figure out what time is an opportunistic time when you have the confidence we have going forward.

George Mihalos - Credit Suisse - Analyst

Okay. That’s great color, Rich. And if I can actually sneak one more in; your optimism about signing a large deal before the end of the year, is your sense that is more likely to happen on the domestic side or the international side? I know you made some more positive momentum comments regarding the Accenture relationship. Thank you.

Rich Daly - Broadridge Financial Solutions, Inc. - President & CEO

Well there are transactions both in North America and internationally that we’re in discussions with. So I will tell you that the fourth quarter is our selling quarter. If there’s one thing I want to do as we go forward, I would like to shift some of the sales results earlier in the year. And so I’m putting for everyone a line in the sand that says we are committed to growing the revenue and everyone including me from now until the end of the year is not worried about the financial results of the year. Everyone is going to be focused on sales as job number one.

George Mihalos - Credit Suisse - Analyst

Great. Thank you, guys.

Operator

Peter Heckmann.

Peter Heckmann - Avondale Partners - Analyst

I have a couple questions. Apologize if it missed it but the tax rate in the quarter seemed to be a little bit lower than I was expecting. Were there some discrete items lowering the tax rate?

Mike Liberatore - Broadridge Financial Solutions, Inc. - Acting Principal Financial Officer

There was one or two discrete items that do lower the tax rate, yes that’s correct.

Peter Heckmann - Avondale Partners - Analyst

Okay, but 35.5% to 36% is a good rate to go forward?

Mike Liberatore - Broadridge Financial Solutions, Inc. - Acting Principal Financial Officer

Yes.

Peter Heckmann - Avondale Partners - Analyst

And then Rich, on fixed income activity we’ve seen some declines in some of the big bulge bracket firms in terms of fixed income revenue but don’t really appear to be seeing it in your numbers. Looked like about a 2% decline in volumes. Am I interpreting that correctly, is you’re really not seeing a real drag on the fixed income side within SPS?

Rich Daly - Broadridge Financial Solutions, Inc. - President & CEO

In essence that’s correct. But we would prefer for it to be going up which it historically has been doing for quite some time. We don’t see it as a big drag. The equity side has more than offset it.

Peter Heckmann - Avondale Partners - Analyst

Okay, okay. And then so I’m clear and I know you typically give your fiscal ’15 guidance on the fourth quarter call, but we’re sitting up with a little bit of an unusual comp situation for next year and then it looks like there’s difficult revenue and margin comps in the first half, but then potentially easier margin comps in the back half. So I guess all in, I’m expecting next year to look more normal in the distribution of earnings. But given some of those tough comps do you still think Broadridge should be able to put up double digits, low teens type earnings per share growth?

Rich Daly - Broadridge Financial Solutions, Inc. - President & CEO

I’m not going to go into the digital details of the guidance and we are very focused on that right now. When I say the guidance, the ’15 guidance for next year. So what I did say earlier is worth repeating. If next year turned out to be a repeat of this year, I would be ecstatic. So we are committed to deliver a plan, okay, where both segments contribute. And if for whatever reason we have momentum that we have this year, that would just be a blessing.

But we’re not going to bank on material momentum. And we’re certainly not going to bank on the momentum that gave us the overage in this year to repeat next year. We believe we can deliver a very acceptable plan when we get to August within our control. And, again, if things occur to enable that to be better, so be it. That’d be wonderful.

If for whatever reason the markets had some blips here, we want to be in a position through revenue growth within our control and expense management within our control to deliver acceptable results. And that’s why I say but going forward we’re committed over any multi-year period of time to be a top quartile performer.

The reason I add multi-year to that, Pete, is because if something happens in the markets and it’s severe enough that we can’t offset it, unless it’s heaven forbid for all of us something of the magnitude of a financial crisis, which I just don’t see how that could re-occur at that magnitude, and it would be I’ll call it a normal correction or a normal blip, even if a year was to be slightly off, driven by that blip, not driven by us on the things we control, the following year we should be able to more than offset that and still create strong returns.

What we’re looking to position this for as a serious company that provides mission critical services that will not only always be around, but be around and growing. And for the serious investor we believe that this is a company that should align with their long-term investment needs. Commitment to pay a dividend, commitment to capital stewardship and commitment to growth because we’re supporting a segment of society that’s critical, being financial services.

Peter Heckmann - Avondale Partners - Analyst

That’s a prudent approach. Thanks.

Operator

(Operator Instructions)

Tien-Tsin Huang.

Tien-Tsin Huang - JPMorgan Chase & Co. - Analyst

Hope you’re right that there’s not another financial crisis like that. So let me ask on the -- and I think George asked about the large climb, it was a few weeks away you said as to the selling season, et cetera. We’ve heard there’s some mixed comments around sales cycles and close rates, et cetera. How do things feel? I know you’ve been confident here that this large one will close but generally how are clients behaving?

Rich Daly - Broadridge Financial Solutions, Inc. - President & CEO

There is a more open dialogue in every organization including yours regarding the industry taking out costs through trusted utility type providers. And we’re invited, I believe, to virtually all of those dialogues. So forget my desire. If you read anything on the industry, they’re talking about the need for mutualizing costs and the need to get non-differentiating activities out of organizations for many reasons, and cost and regulatory is an equal reason why.

Tien-Tsin Huang - JPMorgan Chase & Co. - Analyst

Yes, makes sense. Let me -- yes, so we’ll wait and see on that. I’m sure it will close out. I guess on the investment side, sorry if I missed this, but I know we talked about accelerating investments last quarter. Are you on track with that spend? Did you give that detail?

Rich Daly - Broadridge Financial Solutions, Inc. - President & CEO

We’ve got a very busy quarter in front of us. So we did give the detail. Mike, why don’t you repeat it one more time.

Mike Liberatore - Broadridge Financial Solutions, Inc. - Acting Principal Financial Officer

Yes, so we have $33 million in total, $9 million year to date. So we have $24 million to go in Q4 and we’re on track.

Tien-Tsin Huang - JPMorgan Chase & Co. - Analyst

So 4Qs going to be the bigger bubble there. Okay, I wanted to clarify. Thank you.

Operator

I’m showing that we have no further questions at this time. I will now turn the call back to Mr. Daly.

Rich Daly - Broadridge Financial Solutions, Inc. - President & CEO

All right. Well this is another one of these calls where it’s not going to take a lot of effort for me to choose to have a good day. I certainly hope you look to do the same. And we have a lunch next week, hopefully we’ll see some of you there. And we’ll certainly look forward to being with you again on our August call where, again, we expect to wrap up the year on a very solid basis and talk about ’15 and beyond and our commitment to remain a top quartile performer. Thanks so much.

Operator

This concludes today’s Broadridge Financial Solutions’ third-quarter fiscal year 2014 earnings conference call. Thank you for your participation. You may now disconnect.